Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2007, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc., and subsidiaries (the “Company”), (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change of its method of accounting for defined benefit pension and other postretirement plans and for certain non-traditional long duration contracts and separate accounts as required by accounting guidance which the Company adopted on December 31, 2006 and January 1, 2004, respectively) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 6, 2007